Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP ANNOUNCES A 42% INCREASE IN EPS DRIVEN BY LOAN AND DEPOSIT GROWTH FOR FISCAL 2015 AND DECLARES QUARTERLY CASH DIVIDEND

ROCKAWAY, NEW JERSEY – January 28, 2016 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 42.1% increase in net income per diluted common share to $0.81 for the year ended December 31, 2015 as compared to $0.57 for the same period last year. The improvement for 2015 was driven by an 11.5% increase in net interest income as a result of strong growth in loans and deposits, which increased $71.5 million, or 15.1% and $59.6 million, or 13.0%, respectively. Additionally, the improvement in net income per diluted common share also benefited from a 58.6% decline in provision for loan losses, which was in part offset by higher non-interest expenses.

For the quarter ended December 31, 2015, the Company reported net income of $913 thousand, or $0.20 per basic and diluted share, as compared to net income of $723 thousand, or $0.16 per basic and diluted share, for the same period last year. The improvement for the fourth quarter of 2015 was driven by loan and deposit growth, an increase in pre-tax income generated from our insurance subsidiary and a decline in credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate). During the fourth quarter of 2015, the Company incurred a one-time $138 thousand pre-tax charge on disposal of computer hardware as part of outsourcing its core system processing, which resulted in a reduction of net income per diluted share of $0.02.

“Growing our business responsibly continues to be our focus. To that end, I am pleased to report that in the fourth quarter we were able to achieve our strongest business production of the year. Our commercial loan portfolio grew 10.8% or 43.2% annualized on $50.0 million of gross loan production, our average deposits grew at an annualized rate of 14.5%, predominately in non-interest bearing deposits and our insurance subsidiary had a strong year, increasing their pre-tax income by 33.7%,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank. Mr. Labozzetta also stated, “As I recently noted, spreads continue to tighten due in part to the present hyper-competitive environment, nevertheless our strong business line productivity continues to build our net interest income and other income, which enhances our operating leverage and improves our financial performance.”

In addition, Mr. Labozzetta stated, “In the first quarter of 2016, we will open our next branch in Oradell, NJ. Comparable to our successful Astoria location, the Oradell branch will utilize our new model that includes more technology, a smaller footprint and a new approach to staffing. Furthermore, we are very excited about the advanced business activity surrounding the new location.”

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on February 25, 2016 to common shareholders of record as of the close of business on February 11, 2016.

Financial Performance

Net Income. For the quarter ended December 31, 2015, the Company reported net income of $913 thousand, or $0.20 per basic and diluted share, as compared to net income of $723 thousand, or $0.16 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended December 31, 2015 was primarily due to an increase in net interest income of $582 thousand and a decline in the provision for loan losses of $176 thousand. The aforementioned were partially offset by an increase in non-interest expenses of $433 thousand, which was largely due to a $429 thousand increase in salary and employee benefits associated with an increase in personnel to support our growth initiative in new markets, and a $120 thousand increase in income tax expense. The decline in non-interest income was due to a one-time $138 thousand pre-tax charge on disposal of computer hardware as part of outsourcing the Company’s core system processing, which resulted in a reduction of net income per diluted share of $0.02.

For the year ended December 31, 2015, the Company reported net income of $3.7 million, or $0.81 per basic and diluted share, as compared to net income of $2.6 million, or $0.57 per basic and diluted share, for the same period last year. The increase in net income for the year ended December 31, 2015 was largely due to an increase in net interest income of $2.1 million, a decline in the provision for loan losses of $901 thousand and higher non-interest income of $492 thousand, which were partially offset by increases in non-interest expenses of $1.7 million and income tax expense of $639 thousand. Part of the increase in pre-tax income was due to Tri-State Insurance Agency, Inc. which increased $169 thousand, or 33.7% to $670 thousand for the year ended December 31, 2015 as compared to the same period in 2014.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $636 thousand, or 13.3%, to $5.4 million for the fourth quarter of 2015, as compared to $4.8 million for the same period in 2014. The increase in net interest income was largely due to an $85.6 million, or 15.6%, increase in average interest earning assets, principally loans receivable, which increased $64.1 million, or 14.0%. The improvement in net interest income was partly offset by a decline in the net interest margin of 7 basis points to 3.39% for the fourth quarter of 2015 as compared to the same period in 2014. The decline in the net interest margin was mostly attributed to a 16 basis point decrease in the average rate earned on loans.

Net interest income on a fully tax equivalent basis increased $2.1 million, or 11.3%, to $20.5 million for the year ended December 31, 2015 as compared to $18.4 million for the same period in 2014. The increase in net interest income was largely due to a $66.5 million, or 12.6%, increase in average interest earning assets, principally loans receivable, which increased $59.6 million, or 13.9%. The improvement in net interest income was partly offset by a decline in the net interest margin of 4 basis points to 3.45% for the year ended December 31, 2015 as compared to the same period in 2014. The decline in the net interest margin was mostly attributed to a 14 basis point decrease in the average rate earned on loans.

Provision for Loan Losses. Provision for loan losses decreased $176 thousand, or 57.5%, to $130 thousand for the fourth quarter of 2015, as compared to $306 thousand for the same period in 2014.

Provision for loan losses decreased $901 thousand, or 58.6%, to $636 thousand for the year ended December 31, 2015, as compared to $1.5 million for the same period in 2014.

Non-interest Income. Non-interest income decreased $15 thousand, or 1.1%, to $1.4 million for the fourth quarter of 2015, as compared to the same period last year. The decrease was largely due to an increase in loss on disposal of fixed assets and decline of gains on securities transactions of $133 thousand and $27 thousand, respectively, for the fourth quarter of 2015, as compared to the same period in 2014. The decline was partly offset by increases in insurance commissions and fees and other income, which increased $111 thousand and $39 thousand, respectively, for the fourth quarter of 2015 as compared to the same period in 2014.

The Company reported an increase in non-interest income of $492 thousand, or 8.3%, to $6.5 million for the year ended December 31, 2015 as compared to the same period last year. The increase in non-interest income was largely due to increases in insurance commissions and fees and other income of $547 thousand and $166 thousand, respectively, which were partially offset by a decrease in service fees on deposit accounts of $141 thousand and an increase in loss on disposal of fixed assets of $125 thousand for the year ended December 31, 2015, as compared to the same period in 2014.

Non-interest Expense. The Company’s non-interest expenses increased $433 thousand, or 9.1%, to $5.2 million for the fourth quarter of 2015, as compared to the same period last year. The increase for the fourth quarter of 2015, as compared to the same period in 2014, was largely due to increases in salaries and employee benefits of $429 thousand and in other expenses of $106 thousand, which were partially offset by a decrease in expenses and write-downs related to foreclosed real estate of $100 thousand.

The Company’s non-interest expenses increased $1.7 million, or 9.2%, to $20.6 million for the year ended December 31, 2015 as compared to the same period last year. The increase for the year ended December 31, 2015, as compared to the same period in 2014, was largely due to increases in salaries and employee benefits of $1.4 million, other expenses of $336 thousand, furniture and equipment expenses of $136 thousand, occupancy expenses, net of $127 thousand, and expenses and write-downs related to foreclosed real estate of $103 thousand, which were partially offset by decreases in loan collection costs of $173 thousand, FDIC fees of $161 thousand, and data processing of $61 thousand.

The increases for the three and twelve months ended December 31, 2015 as compared to 2014 in salaries and employee benefits expense were due in part to an increase in personnel to support our growth initiative in new markets, including the opening of our Astoria branch in the first quarter of 2015, additional staffing for business development and a temporary increase in staffing costs related to the development of a digital banking division. The increases for the three and twelve months ended December 31, 2015 as compared to 2014 in various categories, including occupancy, furniture and equipment, and other expenses were mostly related to the opening of our Astoria branch in the first quarter of 2015 and costs associated with our new core application system, which was implemented in the third quarter of 2014.

Financial Condition

At December 31, 2015, the Company’s total assets were $684.5 million, an increase of $88.6 million, or 14.9%, as compared to total assets of $595.9 million at December 31, 2014. The increase in total assets was largely driven by growth in loans receivable of $71.5 million, or 15.1% and the securities portfolio of $16.6 million, or 19.8%.

Total loans receivable, net of unearned income, increased $71.5 million, or 15.1%, to $543.4 million at December 31, 2015, as compared to $472.0 million at December 31, 2014. During the year ended December 31, 2015, the Company had $158.1 million in commercial loan production, which was partly offset by $34.4 million in commercial loan prepayments, including an increase in commercial line of credit pay downs and the sale of $18.3 million in commercial loan participations to mitigate concentration risk. During the fourth quarter of 2015, total loans receivable, net of unearned income, increased $42.2 million, or 33.7% annualized, to $543.4 million at December 31, 2015, as compared to $501.2 million at September 30, 2015.

The Company’s total deposits increased $59.6 million, or 13.0%, to $517.9 million at December 31, 2015, from $458.3 million at December 31, 2014. The increase in deposits was due to increases in both interest bearing deposits of $42.9 million, or 11.1%, and non-interest bearing deposits of $16.7 million, or 23.7%, at December 31, 2015, as compared to December 31, 2014. Included in the aforementioned increase is $21.4 million in average new deposits with a cost of under 0.55% attributed to our newest branch in Astoria, New York, which opened in mid-March of 2015. During the fourth quarter of 2015, total deposits increased $15.3 million, or 12.2% annualized, to $517.9 million at December 31, 2015, as compared to $502.5 million at September 30, 2015.

At December 31, 2015, the Company’s total stockholders’ equity was $53.9 million, an increase of $2.7 million when compared to December 31, 2014. The increase was largely due to net income for the year ended December 31, 2015. At December 31, 2015, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 9.45%, 11.74%, 12.79% and 11.74%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets improved to 1.49% at December 31, 2015 from 2.02% at December 31, 2014. NPAs decreased $1.8 million, or 15.2%, to $10.2 million at December 31, 2015, as compared to $12.0 million at December 31, 2014. Non-accrual loans decreased $613 thousand, or 10.3%, to $5.3 million at December 31, 2015, as compared to $5.9 million at December 31, 2014. The top five non-accrual loan relationships total $3.4 million, which equates to 63.8% of total non-accrual loans and 33.1% of total NPAs at December 31, 2015. The remaining non-accrual loans at December 31, 2015 have an average loan balance of $92 thousand. Loans past due 30 to 89 days decreased $2.8 million, or 49.9%, to approximately $2.8 million at December 31, 2015, as compared to $5.6 million at December 31, 2014.

The Company continues to actively market its foreclosed real estate properties, which decreased $1.1 million to $3.4 million at December 31, 2015, as compared to $4.4 million at December 31, 2014. The decrease was primarily due to the sale of $2.2 million in foreclosed real estate properties and write-downs of $314 thousand during 2015, which were partially offset by $1.4 million in new foreclosed real estate properties. At December 31, 2015, the Company’s foreclosed real estate properties had an average carrying value of approximately $279 thousand per property.

The allowance for loan losses remained flat at $5.6 million, or 1.03% of total loans, at December 31, 2015, compared to $5.6 million, or 1.20% of total loans, at December 31, 2014. The Company recorded $636 thousand in provision for loan losses, which was partially offset by $687 thousand in net charge-offs for the year ended December 31, 2015. The allowance for loan losses as a percentage of non-accrual loans increased to 105.3% at December 31, 2015 from 95.2% at December 31, 2014.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis and Astoria, New York, and a loan production office in Rochelle Park, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project” or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				12/31/2015 VS.
	12/31/2015	9/30/2015	12/31/2014	12/31/2014	9/30/2015
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$100,610	$100,559	$83,982	19.8%	0.1%
Total loans	543,423	501,203	471,973	15.1%	8.4%
Allowance for loan losses	(5,590)	(5,641)	(5,641)	(0.9)%	(0.9)%
Total assets	684,503	644,019	595,915	14.9%	6.3%
Total deposits	517,856	502,509	458,270	13.0%	3.1%
Total borrowings and junior subordinated debt	108,537	84,187	82,387	31.7%	28.9%
Total shareholders’ equity	53,941	53,146	51,229	5.3%	1.5%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$5,414	$5,166	$4,778	13.3%	4.8%
Provision for loan losses	130	1	306	(57.5)%	12,900.0%
Total other income	1,396	1,655	1,411	(1.1)%	(15.6)%
Total other expenses	5,198	5,363	4,765	9.1%	(3.1)%
Income before provision for income taxes (tax equivalent)	1,482	1,457	1,118	32.6%	1.7%
Provision for income taxes	450	390	330	36.4%	15.4%
Taxable equivalent adjustment (a)	119	116	65	83.1%	2.6%
Net income	$913	$951	$723	26.3%	(4.0)%

Net income per common share - Basic	$0.20	$0.21	$0.16	25.0%	(4.8)%
Net income per common share - Diluted	$0.20	$0.21	$0.16	25.0%	(4.8)%

Return on average assets	0.55%	0.60%	0.50%	10.0%	(9.1)%
Return on average equity	6.79%	7.22%	5.65%	20.2%	(6.0)%
Net interest margin (tax equivalent)	3.39%	3.43%	3.46%	(2.0)%	(1.2)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.24	1.24	1.22	1.8%	(0.1)%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$20,525		$18,445	11.3%
Provision for loan losses	636		1,537	(58.6)%
Total other income	6,453		5,961	8.3%
Total other expenses	20,553		18,829	9.2%
Income before provision for income taxes (tax equivalent)	5,789		4,040	43.3%
Provision for income taxes	1,640		1,001	63.8%
Taxable equivalent adjustment (a)	449		439	2.3%
Net income	$3,700		$2,600	42.3%

Net income per common share - Basic	$0.81		$0.57	42.1%
Net income per common share - Diluted	$0.81		$0.57	42.1%

Return on average assets	0.59%		0.46%	27.0%
Return on average equity	7.02%		5.25%	33.6%
Efficiency ratio (b)	77.47%		78.56%	(1.4)%
Net interest margin (tax equivalent)	3.45%		3.49%	(1.1)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.23		1.20	2.6%

SHARE INFORMATION:
Book value per common share	$11.61	$11.44	$10.99	5.7%	1.5%
Outstanding shares - period ending	4,646,238	4,645,387	4,662,606	(0.4)%	0.0%
Average diluted shares outstanding (year to date)	4,591,822	4,591,700	4,580,350	0.3%	0.0%

CAPITAL RATIOS:
Total equity to total assets	7.88%	8.25%	8.60%	(8.4)%	(4.5)%
Leverage ratio (c)	9.45%	9.82%	10.19%	(7.3)%	(3.8)%
Tier 1 risk-based capital ratio (c)	11.74%	12.39%	12.79%	(8.2)%	(5.2)%
Total risk-based capital ratio (c)	12.79%	13.52%	14.02%	(8.8)%	(5.4)%
Common equity Tier 1 capital ratio (c)	11.74%	12.39%	-%	-%	(5.2)%

ASSET QUALITY:
Non-accrual loans	$5,311	$5,682	$5,924	(10.3)%	(6.5)%
Loans 90 days past due and still accruing	-	-	85	-%	-%
Troubled debt restructured loans (“TDRs”) (d)	1,553	1,562	1,590	(2.3)%	(0.6)%
Foreclosed real estate	3,354	3,335	4,449	(24.6)%	0.6%
Non-performing assets (“NPAs”)	$10,218	$10,579	$12,048	(15.2)%	(3.4)%

Foreclosed real estate, criticized and classified assets	$20,778	$20,167	$21,899	(5.1)%	3.0%
Loans past due 30 to 89 days	$2,823	$2,436	$5,635	(49.9)%	15.9%
Charge-offs, net (quarterly)	$181	$112	$374	(51.6)%	61.6%
Charge-offs, net as a % of average loans (annualized)	0.14%	0.09%	0.33%	(57.6)%	51.2%
Non-accrual loans to total loans	0.98%	1.13%	1.26%	(22.1)%	(13.8)%
NPAs to total assets	1.49%	1.64%	2.02%	(26.2)%	(9.1)%
NPAs excluding TDR loans (d) to total assets	1.27%	1.40%	1.75%	(27.9)%	(9.6)%
Non-accrual loans to total assets	0.78%	0.88%	0.99%	(22.0)%	(12.1)%
Allowance for loan losses as a % of non-accrual loans	105.25%	99.28%	95.22%	10.5%	6.0%
Allowance for loan losses to total loans	1.03%	1.13%	1.20%	(13.9)%	(8.6)%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(b) Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income

(c) Sussex Bank capital ratios

(d) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	December 31, 2015	December 31, 2014

ASSETS

Cash and due from banks	$2,914	$2,953
Interest-bearing deposits with other banks	3,206	2,906
Cash and cash equivalents	6,120	5,859

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	93,776	77,976
Securities held to maturity	6,834	6,006
Federal Home Loan Bank Stock, at cost	5,165	3,908

Loans receivable, net of unearned income	543,423	471,973
Less: allowance for loan losses	5,590	5,641
Net loans receivable	537,833	466,332

Foreclosed real estate	3,354	4,449
Premises and equipment, net	8,879	8,650
Accrued interest receivable	1,764	1,796
Goodwill	2,820	2,820
Bank-owned life insurance	12,524	12,211
Other assets	5,334	5,808

Total Assets	$684,503	$595,915

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest bearing	$87,209	$70,490
Interest bearing	430,647	387,780
Total Deposits	517,856	458,270

Borrowings	95,650	69,500
Accrued interest payable and other liabilities	4,169	4,029
Junior subordinated debentures	12,887	12,887

Total Liabilities	630,562	544,686

Total Stockholders’ Equity	53,941	51,229

Total Liabilities and Stockholders’ Equity	$684,503	$595,915

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
INTEREST INCOME
Loans receivable, including fees	$5,660	$5,149	$21,497	$19,512
Securities:
Taxable	349	215	1,239	854
Tax-exempt	239	183	899	923
Interest bearing deposits	1	-	9	11
Total Interest Income	6,249	5,547	23,644	21,300

INTEREST EXPENSE
Deposits	470	419	1,772	1,648
Borrowings	426	362	1,576	1,434
Junior subordinated debentures	58	53	220	212
Total Interest Expense	954	834	3,568	3,294

Net Interest Income	5,295	4,713	20,076	18,006
PROVISION FOR LOAN LOSSES	130	306	636	1,537
Net Interest Income after Provision for Loan Losses	5,165	4,407	19,440	16,469

OTHER INCOME
Service fees on deposit accounts	250	263	906	1,047
ATM and debit card fees	203	192	776	726
Bank owned life insurance	78	79	313	322
Insurance commissions and fees	840	729	3,686	3,139
Investment brokerage fees	27	29	130	108
Gain on securities transactions	4	31	271	289
(Loss) on disposal of fixed assets	(138)	(5)	(130)	(5)
Other	132	93	501	335
Total Other Income	1,396	1,411	6,453	5,961

OTHER EXPENSES
Salaries and employee benefits	3,018	2,589	11,506	10,079
Occupancy, net	421	399	1,751	1,624
Furniture and equipment	220	269	865	729
Advertising and promotion	101	70	326	281
Professional fees	174	220	654	737
Director fees	126	96	544	475
FDIC assessment	78	73	446	607
Insurance	82	70	271	288
Stationary and supplies	43	50	197	221
Loan collection costs	32	81	207	380
Data processing	402	353	1,653	1,714
Expenses and write-downs related to foreclosed real estate	59	159	535	432
Other	442	336	1,598	1,262
Total Other Expenses	5,198	4,765	20,553	18,829

Income before Income Taxes	1,363	1,053	5,340	3,601
INCOME TAX EXPENSE	450	330	1,640	1,001
Net Income	$913	$723	$3,700	$2,600

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (losses) gains on available for sale securities arising during the Period	$(40)	$291	$134	$4,155
Reclassification adjustment for net gain on securities transactions included in net income	(4)	(31)	(271)	(289)
Income tax benefit (expense) related to items of other comprehensive income (loss)	17	(104)	54	(1,546)
Other comprehensive (loss) income, net of income taxes	(27)	156	(83)	2,320
Comprehensive income	$886	$879	$3,617	$4,920

EARNINGS PER SHARE
Basic	$0.20	$0.16	$0.81	$0.57
Diluted	$0.20	$0.16	$0.81	$0.57

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended December 31,
	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$35,581	$358	3.99%	$25,860	$248	3.80%
Taxable	70,262	349	1.97%	53,771	215	1.59%
Total securities	105,843	707	2.65%	79,631	463	2.31%
Total loans receivable (1) (4)	521,047	5,660	4.31%	456,950	5,149	4.47%
Other interest-earning assets	6,259	1	0.06%	10,959	-	0.00%
Total earning assets	633,149	6,368	3.99%	547,540	5,612	4.07%

Non-interest earning assets	37,462			37,275
Allowance for loan losses	(5,636)			(5,699)
Total Assets	$664,975			$579,116

Sources of Funds:
Interest bearing deposits:
NOW	$136,156	$65	0.19%	$124,613	$53	0.17%
Money market	20,121	12	0.24%	12,971	5	0.15%
Savings	137,017	70	0.20%	140,619	72	0.20%
Time	125,877	323	1.02%	107,566	289	1.07%
Total interest bearing deposits	419,171	470	0.44%	385,769	419	0.43%
Borrowed funds	78,720	426	2.15%	51,105	362	2.81%
Junior subordinated debentures	12,887	58	1.79%	12,887	53	1.63%
Total interest bearing liabilities	510,778	954	0.74%	449,761	834	0.74%

Non-interest bearing liabilities:
Demand deposits	96,772			73,986
Other liabilities	3,618			4,151
Total non-interest bearing liabilities	100,390			78,137
Stockholders’ equity	53,807			51,218
Total Liabilities and Stockholders’ Equity	$664,975			$579,116

Net Interest Income and Margin (5)		5,414	3.39%		4,778	3.46%
Tax-equivalent basis adjustment		(119)			(65)
Net Interest Income		$5,295			$4,713

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$33,688	$1,348	4.00%	$31,079	$1,362	4.38%
Taxable	65,402	1,239	1.89%	59,774	854	1.43%
Total securities	99,090	2,587	2.61%	90,853	2,216	2.44%
Total loans receivable (1) (4)	488,963	21,497	4.40%	429,320	19,512	4.54%
Other interest-earning assets	7,109	9	0.13%	8,519	11	0.13%
Total earning assets	595,162	24,093	4.05%	528,692	21,739	4.11%

Non-interest earning assets	37,834			36,881
Allowance for loan losses	(5,698)			(5,688)
Total Assets	$627,298			$559,885

Sources of Funds:
Interest bearing deposits:
NOW	$130,569	$227	0.17%	$118,913	$184	0.15%
Money market	17,287	35	0.20%	11,901	17	0.14%
Savings	139,120	282	0.20%	143,965	296	0.21%
Time	119,256	1,228	1.03%	105,748	1,151	1.09%
Total interest bearing deposits	406,232	1,772	0.44%	380,527	1,648	0.43%
Borrowed funds	65,600	1,576	2.40%	48,246	1,434	2.97%
Junior subordinated debentures	12,887	220	1.71%	12,887	212	1.65%
Total interest bearing liabilities	484,719	3,568	0.74%	441,660	3,294	0.75%

Non-interest bearing liabilities:
Demand deposits	86,016			65,720
Other liabilities	3,848			3,011
Total non-interest bearing liabilities	89,864			68,731
Stockholders’ equity	52,715			49,494
Total Liabilities and Stockholders’ Equity	$627,298			$559,885

Net Interest Income and Margin (5)		20,525	3.45%		18,445	3.49%
Tax-equivalent basis adjustment		(449)			(439)
Net Interest Income		$20,076			$18,006

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets